Filed Pursuant to Rule 424(b)(3)
Registration Number 333-108552

PROSPECTUS SUPPLEMENT No. 2

(to prospectus dated December 23, 2003)

$98,000,000

Convertible Senior Notes Due 2023 and
Shares of Common Stock Issuable Upon Conversion of the Notes

This Prospectus Supplement No. 2 supplements and amends the prospectus dated December 23, 2003 of JAKKS Pacific, Inc. (and any supplements thereto), relating to the resale from time to time by the selling securityholders of our Convertible Senior Notes due 2023 and shares of our common stock issuable upon the conversion of those notes. You should read this prospectus supplement in conjunction with the prospectus and any supplements thereto and this prospectus supplement is qualified by reference to the prospectus and such supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and such previously filed supplements. The terms of the notes are set forth in the prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the prospectus and any supplements thereto and where the name of a selling securityholder identified in the table below also appears in the table in the prospectus and any supplements thereto the information set forth in the table below regarding that selling securityholder supercedes the information in the prospectus and such previously filed supplements:

	Principal Amount
	of Notes		Number of Shares of Common Stock
	Beneficially	Percentage
	Owned and	of Notes	Beneficially	Offered	Owned After
Selling Securityholder(1)	Offered Hereby(1)	Outstanding	Owned(1)(2)	Hereby	the Offering

DBAG London	$13,500,000	13.78	675,000	675,000	0
CNH CA Master Account, L.P.	2,000,000	2.04	100,000	100,000	0
Alexandra Global Master Fund, Ltd.	11,000,000	11.22	550,000	550,000	0

*	Less than 1%.

(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in further supplements to the prospectus if and when necessary.

(2)	Assumes conversion at an initial conversion rate of 50 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. However, this conversion price will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

Investing in the notes or the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 8 of the prospectus dated December 23, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2004.